                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13G/A


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                           HARRIS & HARRIS GROUP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    413833104
         --------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 19 pages

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CUSIP No. 413833104                                         Page 2 of 19 Pages
-----------------------------                            -----------------------

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                            Estate of Edwin S. Marks
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

                                    New York
--------------------------------------------------------------------------------
                    5   SOLE VOTING POWER

  NUMBER OF                             0 shares
   SHARES        ---------------------------------------------------------------
BENEFICIALLY        6   SHARED VOTING POWER
    OWNED
   BY EACH
  REPORTING                             0 shares
   PERSON        ---------------------------------------------------------------
    WITH            7   SOLE DISPOSITIVE POWER

                                        0 shares
                 ---------------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER

                                        0 shares
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    0 shares
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [X]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                                    OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 19 pages

-----------------------------                            -----------------------
CUSIP No. 413833104                                         Page 3 of 19 Pages
-----------------------------                            -----------------------

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                 Nancy A. Marks
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

                                  United States
--------------------------------------------------------------------------------
                  5   SOLE VOTING POWER

  NUMBER OF                   279,798 shares
   SHARES      -----------------------------------------------------------------
BENEFICIALLY      6   SHARED VOTING POWER
   OWNED
   BY EACH
 REPORTING                    0
   PERSON      -----------------------------------------------------------------
    WITH          7   SOLE DISPOSITIVE POWER

                              279,798 shares
               -----------------------------------------------------------------
                  8   SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 279,798 shares
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [X]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      2.03%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                                       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 3 of 19 pages

-----------------------------                            -----------------------
CUSIP No. 413833104                                         Page 4 of 19 Pages
-----------------------------                            -----------------------

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                   Linda Katz
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

                                  United States
--------------------------------------------------------------------------------
                    5   SOLE VOTING POWER

  NUMBER OF                        7,668 shares
   SHARES        ---------------------------------------------------------------
BENEFICIALLY        6   SHARED VOTING POWER
   OWNED
   BY EACH
 REPORTING                         0
   PERSON        ---------------------------------------------------------------
    WITH            7   SOLE DISPOSITIVE POWER

                                   7,668 shares
                 ---------------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  7,668 shares
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [X]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      .06%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                                       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 4 of 19 pages

-----------------------------                            -----------------------
CUSIP No. 413833104                                         Page 5 of 19 Pages
-----------------------------                            -----------------------

                                  SCHEDULE 13G
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                  Carolyn Marks
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

                                  United States
--------------------------------------------------------------------------------
                    5   SOLE VOTING POWER

  NUMBER OF                        15,001 shares
   SHARES       ----------------------------------------------------------------
BENEFICIALLY        6   SHARED VOTING POWER
   OWNED
   BY EACH
 REPORTING                         0
   PERSON       ----------------------------------------------------------------
    WITH            7   SOLE DISPOSITIVE POWER

                                   15,001 shares
                ----------------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  15,001 shares
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [X]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      .11%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                                       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 5 of 19 pages

-----------------------------                            -----------------------
CUSIP No. 413833104                                         Page 6 of 19 Pages
-----------------------------                            -----------------------

                                  SCHEDULE 13G
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                              Carl Marks & Co. Inc.
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

                                    New York
--------------------------------------------------------------------------------
                    5   SOLE VOTING POWER

  NUMBER OF                        0 shares
   SHARES        ---------------------------------------------------------------
BENEFICIALLY        6   SHARED VOTING POWER
    OWNED
   BY EACH                         0
  REPORTING      ---------------------------------------------------------------
   PERSON           7   SOLE DISPOSITIVE POWER
    WITH
                                   0 shares
                 ---------------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    0 shares
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [X]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                       0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                                       CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 6 of 19 pages

-----------------------------                            -----------------------
CUSIP No. 413833104                                         Page 7 of 19 Pages
-----------------------------                            -----------------------

                                  SCHEDULE 13G


PRELIMINARY NOTE

THIS COMBINED STATEMENT IS BEING FILED ON BEHALF OF ESTATE OF EDWIN S. MARKS, NANCY A. MARKS, CARL MARKS & CO. INC., LINDA KATZ AND CAROLYN MARKS.

ITEM 1.

     (a)  Name of Issuer:

                    Harris & Harris Group, Inc.

     (b)  Address of Issuer's Principal Executive Offices:

                    111 West 57th Street
                    Suite 1100
                    New York, New York 10019

ITEM 2.

     (a)  Name of Persons Filing:

                    Estate of Edwin S. Marks, Nancy A. Marks, Carl Marks & Co. Inc., Linda Katz and Carolyn Marks

     (b)       Address of Principal Business Office or, if none, Residence:

               The principal business office of each Reporting Person is:

               900 Third Avenue
               33rd Floor
               New York, NY 10022


     (c)       Citizenship:

               Estate of Edwin S. Marks:             New York
               Nancy A. Marks:                       United States
               Linda Katz:                           United States
               Carolyn Marks:                        United States
               Carl Marks & Co. Inc:                 New York

     (d)       Title of Class of Securities:

                                   Common Stock

     (e)       CUSIP Number:

                                   413833104


                               Page 7 of 19 pages
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CUSIP No. 413833104                                         Page 8 of 19 Pages
-----------------------------                            -----------------------

                                  SCHEDULE 13G


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b) OR (c),
               OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                                 NOT APPLICABLE

     (a) [ ]   Broker or Dealer registered under Section 15 of the Act

     (b) [ ]   Bank as defined in section 3(a)(6) of the Act

     (c) [ ]   Insurance Company as defined in section 3(a)(19) of the Act

     (d) [ ] Investment Company registered under section 8 of the Investment Company Act

     (e) [ ]   Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [ ] Employee Benefit Plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. (Section) 1813);

     (i) [ ] A church plan that is excluded from the definition of investment company under Section 3(c)(14) of the Investment Company Act of 1940;

     (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP

a.   Amount beneficially owned:                       302,467
     (i)     Estate of Edwin S. Marks                       0
     (ii)    Nancy A. Marks                           279,798
     (iii)   Carl Marks & Co. Inc.                          0
     (iv)    Linda Katz                                 7,668
     (v)     Carolyn Marks                             15,001

b.   Percent of class:       2.19%

c.   Number of shares:
     (i)     Sole power to vote or direct vote:
             Estate of Edwin S. Marks                       0
             Nancy A. Marks                           279,798
             Carl Marks & Co. Inc.                          0
             Linda Katz                                 7,668
             Carolyn Marks                             15,001
     (ii)    Shared Power to vote or direct vote:


                               Page 8 of 19 pages

-----------------------------                            -----------------------
CUSIP No. 413833104                                         Page 9 of 19 Pages
-----------------------------                            -----------------------

                                  SCHEDULE 13G

             No Reporting Person has the shared power to vote or direct the vote for the shares reported.
     (iii)   Sole power to dispose or to direct disposition of:
             Same response as (c)(i) above.
     (iv)    Shared power to dispose or direct the disposition of:
             Same response as (c)(ii) above.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                                 NOT APPLICABLE

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                                 NOT APPLICABLE


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                                 NOT APPLICABLE

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                                 NOT APPLICABLE

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

                                 NOT APPLICABLE

ITEM 10. CERTIFICATIONS

                           SEE ATTACHED CERTIFICATIONS


                               Page 9 of 19 pages

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CUSIP No. 413833104                                         Page 10 of 19 Pages
-----------------------------                            -----------------------

                                  SCHEDULE 13G



                                  CERTIFICATION
                                  -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                          Estate of Edwin S. Marks


                                          By: /s/ Nancy A. Marks
                                              ----------------------------------
                                              Name: Nancy A. Marks
                                              Title: Executor




                              Page 10 of 19 pages

-----------------------------                            -----------------------
CUSIP No. 413833104                                         Page 11 of 19 Pages
-----------------------------                            -----------------------

                                  SCHEDULE 13G


                                  CERTIFICATION
                                  -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                   By: /s/ Nancy A. Marks
                                       --------------------------------------
                                           Nancy A. Marks






                              Page 11 of 19 pages

-----------------------------                            -----------------------
CUSIP No. 413833104                                         Page 12 of 19 Pages
-----------------------------                            -----------------------

                                  SCHEDULE 13G


                                  CERTIFICATION
                                  -------------

     By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                             Carl Marks & Co. Inc.


                                             By: /s/ David Shnitkin
                                                 -------------------------------
                                                 Name: David Shnitkin
                                                 Title: Controller







                              Page 12 of 19 pages

-----------------------------                            -----------------------
CUSIP No. 413833104                                         Page 13 of 19 Pages
-----------------------------                            -----------------------

                                  SCHEDULE 13G



                                  CERTIFICATION
                                  -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   By: /s/ Linda Katz
                                       ---------------------------------------
                                           Linda Katz






                              Page 13 of 19 pages

-----------------------------                            -----------------------
CUSIP No. 413833104                                         Page 14 of 19 Pages
-----------------------------                            -----------------------

                                  SCHEDULE 13G


                                  CERTIFICATION
                                  -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                             By: /s/ Carolyn Marks
                                                 ------------------------------
                                                     Carolyn Marks





                              Page 14 of 19 pages

-----------------------------                            -----------------------
CUSIP No. 413833104                                         Page 15 of 19 Pages
-----------------------------                            -----------------------

                                  SCHEDULE 13G


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        Estate of Edwin S. Marks

                                        By: /s/ Nancy A. Marks
                                            ------------------------------------
                                            Name: Nancy A. Marks
                                            Title: Executor


                                        Dated: May 12, 2004




                              Page 15 of 19 pages

-----------------------------                            -----------------------
CUSIP No. 413833104                                         Page 16 of 19 Pages
-----------------------------                            -----------------------

                                  SCHEDULE 13G



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  By: /s/ Nancy A. Marks
                                                      --------------------------
                                                          Nancy A. Marks


                                                  Dated: May 12, 2004






                              Page 16 of 19 pages

-----------------------------                            -----------------------
CUSIP No. 413833104                                         Page 17 of 19 Pages
-----------------------------                            -----------------------

                                  SCHEDULE 13G


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        CARL MARKS & CO. INC.



                                        By: /s/ David Shnitkin
                                            -----------------------------------
                                            Name: David Shnitkin
                                            Title: Controller

                                        Dated: May 12, 2004




                              Page 17 of 19 pages

-----------------------------                            -----------------------
CUSIP No. 413833104                                         Page 18 of 19 Pages
-----------------------------                            -----------------------

                                  SCHEDULE 13G


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                             By: /s/ Linda Katz
                                                 -------------------------------
                                                     Linda Katz


                                             Dated: May 12, 2004





                              Page 18 of 19 pages

-----------------------------                            -----------------------
CUSIP No. 413833104                                         Page 19 of 19 Pages
-----------------------------                            -----------------------

                                  SCHEDULE 13G



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                             By: /s/ Carolyn Marks
                                                 -------------------------------
                                                     Carolyn Marks



                                             Dated: May 12, 2004










                              Page 19 of 19 pages